Exhibit 10.1

First Financial Bank, National Association
Borrowers:	Environmental Quality Management, Inc.
EQ Engineers, LLC
Vertterre Corporation
Loan Number: 820106477

THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is executed as of April 8, 2014 (the “Signature Date”), and dated to be effective as of April 1, 2014 (the “Effective Date”), by and among ENVIRONMENTAL QUALITY MANAGEMENT, INC., an Ohio corporation (“EQMI”), EQ ENGINEERS, LLC, an Indiana limited liability company (“EQE”), VERTTERRE CORPORATION, a New Mexico corporation (“Vertterre”; and together with EQMI and EQE, each a “Borrower” and collectively, the “Borrowers”), and FIRST FINANCIAL BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).  Each Borrower and Bank hereby agrees as follows:

Preliminary Statements

A.           Borrowers and Bank are parties to that certain Loan Agreement dated as of September 28, 2012 (as amended, the “Loan Agreement”).  Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Loan Agreement.

B.           Borrowers have requested that Bank (i) provide additional Revolving Loan Availability under the Borrowing Base in an aggregate amount not to exceed $1,000,000 for the limited period beginning on April 1, 2014 and continuing through, and including, May 30, 2014, (ii) modify the calculation of the Fixed Charge Coverage Ratio for the Fiscal Quarters ending on March 31, 2014 and June 30, 2014, and (iii) increase the annual capital expenditures threshold from $250,000 to $500,000.  Bank is willing to consent to such requests and amend the Loan Agreement to reflect such modifications, all on the terms, and subject to the conditions, of this Amendment.

Statement of Agreement

In consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, Bank and each Borrower hereby agree as follows:

1.           Amendments to Loan Agreement.  Subject to the satisfaction of the conditions of this Amendment, the Loan Agreement is hereby amended as follows:

1.1           The following new definitions are hereby added to Section 1.1 of the Loan Agreement, in their proper alphabetical order, to provide in their entirety as follows:

“Alternate LIBOR Source” means any successor or replacement of ICE Benchmark Administration Limited, in each case, as approved by Bank.

“Approved Bloomberg Successor” means any successor or replacement of Bloomberg LP, in each case, as approved by Bank.

“Temporary Advance Cap” means an aggregate amount equal to $1,000,000.

“Temporary Overadvance Availability” has the meaning given in Section 2.2(ii).

“Temporary Overadvance Termination Date” has the meaning given in Section 2.2(ii).

“Third Amendment” means the Third Amendment to this Agreement dated to be effective as of the Third Amendment Effective Date.

“Third Amendment Effective Date” means April 1, 2014.

“Third Amendment Signature Date” means April 8, 2014.

1.2           The following definitions in Section 1.1 of the Loan Agreement are hereby amended in their entirety by substituting the following in their respective places:

“Borrowing Base” means, as of any time, an amount in Dollars equal to:

(i)           the Receivables Advance Rate applied to the then Net Amount of Eligible Receivables of Borrowers then outstanding;

plus           (ii)           the lesser of (a) $4,500,000 or (b) the Unbilled AR Advance Rate applied to the then Net Amount of Eligible Unbilled Revenue of Borrowers then outstanding;

plus           (iii)          the Temporary Overadvance Availability to the extent, for the time period, and in the manner provided for, in Section 2.2(ii); and

less           (iv)           the then Reserve Amount.

“LIBOR Rate” means the rate (adjusted for reserves if Bank is required to maintain reserves with respect to relevant advances) (rounded up to the nearest 1/8 of 1%) fixed by the ICE Benchmark Administration Limited (or any Alternate LIBOR Source) at approximately 11:00 a.m., London time (or at the relevant time established by an Alternate LIBOR Source or by Bank), relating to quotations for the one month London InterBank Offered Rates on U.S. Dollar deposits, as displayed by Bloomberg LP (or any Approved Bloomberg Successor), or such rate as shall be determined in good faith by Bank from such sources as it shall determine to be comparable to Bloomberg LP (or any Approved Bloomberg Successor), in effect two New York Banking Days prior to the beginning of each calendar month.  Notwithstanding the foregoing, at any time during which a Rate Management Agreement is then in effect with respect to the Loans or any portion thereof, the provision concerning rounding up to the nearest 1/8 of 1% contained in this definition shall be disregarded, and this provision shall not be applied again until such time as the Rate Management Agreement is no longer in effect.

1.3           Section 2.2 of the Loan Agreement is hereby amended in its entirety by substituting the following in its place:

2.2           Revolving Loans; Temporary Overadvance Availability.

(i)           Revolving Loans.  Until the termination of this Agreement pursuant to Section 11 and subject to the other terms and conditions of this Agreement, Bank will make loans (“Revolving Loans”) to Borrowers, which loans Borrowers may reborrow on the repayment thereof, in an amount which may not as of any time exceed an amount equal to the Revolving Loan Availability then in effect.  In no event will any Revolving Loan be made if a Borrowing Base Deficiency would be created thereby.

(ii)          Temporary Overadvance Availability.  Subject to the other terms and conditions of this Agreement, Bank will provide to Borrowers, and Borrowers may draw, additional Revolving Loan Availability under the line of credit with Bank (as in effect on a date, the “Temporary Overadvance Availability”).  The Temporary Overadvance Availability will be added to the Borrowing Base as provided in the definition of Borrowing Base in Section 1.1.  The Temporary Overadvance Availability will not exceed an amount, as at any time of determination, equal to: (a) the Temporary Advance Cap less (b) the sum of all outstanding amounts drawn (or deemed to be drawn) under the Temporary Overadvance Availability as of each date of drawing by any Borrower of the Temporary Overadvance Availability.  Subject to the other terms and conditions of this Agreement, the Temporary Overadvance Availability will be available until 5:00 p.m., Cincinnati, Ohio time on: (1) May 30, 2014, or (2) such later date as Bank may, in its sole discretion, designate to Borrowers in a writing signed by Bank after the Third Amendment Signature Date (the “Temporary Overadvance Termination Date”).  As of the Temporary Overadvance Termination Date, the entire unpaid principal balance of, and all accrued interest on, that portion of the Revolving Loans attributable to the Temporary Overadvance Availability, if not sooner repaid, will be due and payable in full and the Temporary Advance Cap will be equal to zero (0) Dollars; and, for purposes of this Agreement, the other Loan Documents and availability under the Borrowing Base, the Temporary Overadvance Availability will be terminated.  If, by 5:00 p.m., Cincinnati, Ohio time on the Temporary Overadvance Termination Date, the entire unpaid principal balance of, and all accrued interest on, that portion of the Revolving Loans attributable to the Temporary Overadvance Availability is not repaid in full, then it will be an immediate Event of Default.   For all purposes of this Agreement and the other Loan Documents, Borrowers will be deemed to have made a drawing of the Temporary Overadvance Availability, and the Temporary Overadvance Availability will be deemed outstanding, in the amount by which the outstanding balance of the Revolving Loans, as at any time of determination, exceeds availability under the Borrowing Base determined under clauses (i) and (ii) minus (iv) of the definition of Borrowing Base in Section 1.1 (i.e., the Borrowing Base determined exclusive of the Temporary Overadvance Availability).

1.4           Section 10.28 of the Loan Agreement is hereby amended in its entirety by substituting the following in its place:

10.28           Financial Covenants.  Borrowers will observe, perform and comply with all of the following financial covenants (collectively, the “Financial Covenants”).  The Financial Covenants will be based on Borrowers’ financial performance unconsolidated with any other Person.

(i)           Borrowers will not permit Borrowers’ Fixed Charge Coverage Ratio to be less than:

(a)           0.75 to 1 for the Fiscal Quarter ended March 31, 2014, as measured for the period beginning on October 1, 2013 through, and including, March 31, 2014;

(b)          1.20 to 1 for the Fiscal Quarter ending on June 30, 2014, as measured for the period beginning on October 1, 2013 through, and including, June 30, 2014; and

(c)           1.20 to 1 for any Fiscal Quarter or Fiscal Year ending on or after September 30, 2014, as measured on a rolling twelve month basis; and

(ii)           Borrowers will not purchase or otherwise acquire, or commit to purchase or otherwise acquire, any fixed or capital asset by the expenditure of cash or the incurrence of indebtedness, including the capitalized value of any leases in the aggregate, except for the purchase or other acquisition of any assets the costs of which do not exceed, in the aggregate for all Borrowers, $500,000 as of the end of the Fiscal Year ending on or after December 31, 2014.

1.5           Exhibit C to the Loan Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit C in is place.

2.           Conditions Precedent.

2.1           With the signing of this Amendment, and as a condition of this Amendment, Borrowers will deliver to Bank, all in form and substance satisfactory to Bank in its sole discretion, all documents, instruments and agreements deemed necessary or desirable by Bank to effect the amendments to Borrowers’ credit facilities with Bank contemplated by this Amendment.

2.2           With the signing of this Amendment, and as a condition of this Amendment, Borrowers will deliver to Bank, and will cause all third parties to deliver to Bank, all in form and substance satisfactory to Bank in its sole discretion: (a) a Reaffirmation of Guaranty, dated as of the Signature Date, made by Parent for the benefit of Bank; (b) a Reaffirmation of Guaranty, dated as of the Signature Date, made by Grand Prairie and LGP in favor of Bank; (c) a Reaffirmation of Management Fee Subordination Agreement, dated as of the Signature Date, made by the Management Company for the benefit of Bank; (d) a Reaffirmation to Subordination Agreement (as it pertains to the Additional Beacon Noteholder Subordinated Debt), dated as of the Signature Date, between Bank and Subordinated Lender Agent (as defined in the Additional Beacon Noteholder Subordination Agreement); (e) a Reaffirmation to Subordination Agreement (as it pertains to the December 2011 Beacon Noteholder Subordinated Debt), dated as of the Signature Date, between Bank and Subordinated Lender Agent (as defined in the December 2011 Beacon Noteholder Subordination Agreement); and (f) all other documents, instruments and agreements deemed necessary or desirable by Bank to effect the amendments to Borrowers’ credit facilities with Bank contemplated by this Amendment.

2.3           With the signing of this Amendment, and as a condition of this Amendment, Borrowers will deliver to Bank, and will cause all third parties to deliver to Bank, all in form and substance satisfactory to Bank in its sole discretion, all documents, instruments, agreements, UCC amendments, UCC termination statements, certificates, opinions, payoff letters and other materials deemed necessary or desirable by Bank in connection with this Amendment and the transactions contemplated hereby, including those on the closing checklist, if any, prepared by counsel to Bank.

3.           Reaffirmation of Security; Joint Obligations.

3.1           Borrowers and Bank hereby expressly intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Collateral granted pursuant to any Loan Document evidencing, governing or creating a Lien on the Collateral.  Borrowers hereby ratify and reaffirm any and all grants of Liens to Bank on the Collateral as security for the Obligations, and acknowledge and confirm that the grants of the Liens to Bank on the Collateral: (i) represent continuing Liens on all of the Collateral, (ii) secure all of the Obligations, and (iii) represent valid and first priority Liens on all of the Collateral except to the extent of any Permitted Liens.

3.2            All of the obligations of Borrowers under the Loan Documents are joint, several, and primary.  No Borrower will be or be deemed to be an accommodation party with respect to any of the Loan Documents.

4.           Representations.  To induce Bank to accept this Amendment, each Borrower hereby represents and warrants to Bank as follows:

4.1           Each Loan Party has full power and authority to enter into, and to perform its obligations under, as applicable, this Amendment, and the other documents, instruments and certificates being executed and/or delivered in connection herewith, including those contemplated in Section 2.2 (collectively, the “Amendment Documents”) and the execution and delivery of, and the performance of its obligations under and arising out of, the applicable Amendment Documents have been duly authorized by all necessary corporate and limited liability company action, as applicable.

4.2           Each Amendment Document, as applicable, constitutes the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

4.3           Such Loan Party’s representations and warranties contained in the Loan Documents are complete and correct in all material respects as of the Signature Date with the same effect as though such representations and warranties had been made again on and as of the Signature Date, subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Loan Agreement.

4.4           As of the Signature Date, no Event of Default has occurred and is continuing.

5.           Acknowledgment Regarding Fiscal Quarter Ended March 31, 2014. Borrowers hereby acknowledge and agree that: (a) the Fiscal Quarter ended March 31, 2014 has occurred prior to the Signature Date and (b) notwithstanding such occurrence, the Financial Covenants shall be tested as of the end of such Fiscal Quarter ended March 31, 2014, as set forth in, and in accordance with, the Loan Agreement, as amended by this Amendment.

6.           Amendment Fee; Costs and Expenses.  As a condition of this Amendment, Borrowers will (a) pay Bank an amendment fee in the amount of $30,000, payable in full on the Signature Date; such fee, when paid, will be fully earned and non-refundable under all circumstances; and (b) pay and reimburse Bank, promptly upon Bank’s request, for the costs and expenses incurred by Bank in connection with this Amendment and the transactions contemplated hereby, including, without limitation, reasonable Attorneys’ Fees.

7.           Entire Agreement.  This Amendment, together with the other Amendment Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

8.           Release.  Each Borrower, on such Borrower’s behalf and, as applicable, on behalf of such Borrower’s officers, directors, members, managers, shareholders, administrators, heirs, legal representatives, beneficiaries, affiliates, subsidiaries, successors and assigns, hereby voluntarily releases and forever discharges Bank and its direct or indirect parent corporation, all direct or indirect affiliates of such parent corporation, and all of the foregoing’s respective directors, officers, employees, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Bank Parties”) from any and all claims, counterclaims, setoffs, actions or causes of action, damages or liabilities of any kind or nature whatsoever, whether in law or in equity, in contract or in tort, whether now accrued or hereafter maturing that may be asserted against the Bank Parties (or any one or more of them), whether known or unknown, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event.  “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any type or sort, whether known or unknown, which occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of (a) any of the terms of any Loan Document, (b) any actions, transactions, matters or circumstances related thereto, (c) the conduct of the relationship between any Bank Party and any Loan Party, or (d) any other actions or inactions by any Bank Party, all prior to the Signature Date.  The foregoing release does not release or discharge, or operate to waive performance by, Bank of its express agreements and obligations stated in the Loan Documents on and after the Signature Date.

9.           Default.  Any default by any Borrower in the performance of such Borrower’s obligations under any Amendment Document shall constitute an Event of Default under the Loan Agreement.

10.        Continuing Effect of Loan Agreement; Reaffirmation of Loan Documents.  Except as expressly amended hereby, all of the provisions of the Loan Agreement are ratified and confirmed and remain in full force and effect.  The Loan Documents, except as amended by this Amendment or, as applicable, as amended (or amended and restated) by one of the other Amendment Documents, shall remain in full force and effect, and each of them is hereby ratified and confirmed by Borrowers and Bank.

11.        One Agreement; References; Fax Signature.  The Loan Agreement, as amended by this Amendment, will be construed as one agreement.  All references in any of the Loan Documents to the Loan Agreement will be deemed to be references to the Loan Agreement as amended by this Amendment.  Any Amendment Document may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof or thereof, and, if so signed: (a) may be relied on by each party as if the document were a manually signed original and (b) will be binding on each party for all purposes.

12.        Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

13.        Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.        Governing Law; Severability.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to conflicts of law principles). If any term of this Amendment is found invalid under Ohio law or laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Amendment and will not invalidate the remaining terms of this Amendment.

15.        WAIVER OF JURY TRIAL. BORROWERS AND BANK EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AMENDMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrowers and Bank have executed this Amendment by their duly authorized  officers to be effective as of the Effective Date.

ENVIRONMENTAL QUALITY MANAGEMENT, INC.

By:	/s/ Robert R. Galvin
Robert R. Galvin, Chief Financial Officer

EQ ENGINEERS, LLC

By:	/s/ Jack S. Greber
Jack S. Greber, Manager

VERTTERRE CORPORATION

By:	/s/ Jon Colin
Jon Colin, Chief Executive Officer

BANK:

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas J. Fischer
Thomas J. Fischer, Vice President

EXHIBIT C

(Officer’s Certificate)

I, _____________________, the Chief Financial Officer of Environmental Quality Management, Inc., an Ohio corporation (“EQMI”), EQ Engineers, LLC, an Indiana limited liability company (“EQE”), and Vertterre Corporation, a New Mexico corporation (and, together with EQMI and EQE, each a “Borrower” and collectively, “Borrowers”), hereby certify to First Financial Bank, National Association, a national banking association (“Bank”), that the attached [choose, as applicable: financial statements/projections/financial covenant calculation comparisons on attached Schedule 1] dated ______________, 20__ for the Borrowers are accurate, complete and fairly present the matters stated therein and have been prepared on a basis consistent with such [choose, as applicable: financial statements/projections/financial covenant comparisons on attached Schedule 1] prepared for prior periods and in accordance with the Loan Agreement dated as of September 28, 2012, as amended by the First Amendment to Loan Agreement dated as February 27, 2013, the Second Amendment to Credit Agreement dated as of December 31, 2013, and the Third Amendment to Credit Agreement dated to be effective as of April 1, 2014 (as amended, and as may be further amended, supplemented, modified, restated or replace from time to time, the “Loan Agreement”) and with GAAP, as defined in the Loan Agreement.  I further certify that no “Event of Default” as defined in the Loan Agreement currently exists.  This certification is made pursuant to Section 8.9 of the Loan Agreement.

By:
Name:
Chief Financial Officer of Environmental Quality Management, Inc., EQ Engineers, LLC, and Vertterre Corporation

Date:

Schedule:
1 – Financial Covenant Calculations

Schedule 1
to
Officer’s Certificate

(Financial Covenant Calculations1)

I.           Fixed Charge Coverage Ratio2:   [QUARTERLY]

A. Required Covenant:
Computation Date	Consolidated Fixed Charge Coverage Ratio
As of the end of the Fiscal Quarter ending on March 31, 2014	0.75 to 1
As of the end of any Fiscal Quarter ending on or after June 30, 2014	1.20 to 1

B. Actual Computation: ________________: 1
1.	Borrowers’ Operating Cash Flow (as computed in Section I(C) below)	$________________
Divided by:
2.	Fixed charges (as computed in Section I(D) below)	$________________
3.	Ratio (1 ÷ 2) =	________________

C. Borrowers’ Operating Cash Flow Computation – for the applicable calculation period:
1.	EBITDA	$________________
Plus or Minus
2.	Income taxes paid in cash	$________________
3.	Unfinanced capital expenditures	$________________
4.	Other non-cash charges and excluding extraordinary items, including any gain or loss from the sale or disposition of capital assets	$________________
5.	Total (1 - 2 - 3+/-4) =	$________________

D. Fixed Charges Computation – for the applicable calculation period:
1.	Distributions to EQMI’s shareholders	$________________
2.	Paid principal payments, and scheduled principal payments (whether or not paid), on Indebtedness for borrowed money	$________________
3.	Paid principal payments, and scheduled principal payments (whether or not paid), on capital lease obligations	$________________
4.	Interest expense	$________________
5.	Total (1 + 2 + 3 + 4) =	$________________

1 Per definitions in, and as determined in accordance with, the Loan Agreement.
2 With respect to the Fiscal Quarter(s), and, as applicable, Fiscal Years, ending on:
    (a)           March 31, 2014, the Fixed Charge Coverage Ratio will be measured for the period beginning on October 1, 2013 through, and including, March 31, 2014;
    (b)           June 30, 2014, the Fixed Charge Coverage Ratio will be measured for the period beginning on October 1, 2013 through, and including, June 30, 2014; and
    (c)           on and after September 30, 2014, the Fixed Charge Coverage Ratio will be measured on a rolling twelve month basis.

II.           Capital Expenditures:    [ANNUALLY]

A. Required Covenant:

Computation Date	Maximum Aggregate Capital Expenditures
For the Fiscal Year ended December 31, 2013	$250,000
For any Fiscal Year ending on or after December 31, 2014	$500,000

B.	Actual Computation for the applicable calculation period: $________________
(as determined in accordance with the Loan Agreement).